EXHIBIT 10.18

                       AMENDMENT TO EMPLOYMENT AGREEMENT

          AMENDMENT TO EMPLOYMENT AGREEMENT, dated as of February __, 2000 (this "Amendment"), between Nationwide Credit, Inc. ("Employer") and Jerry Kaufman, residing at 3071 Lenox Road, NE, Unit 18, Atlanta, Georgia 30324 ("Executive").


                              W I T N E S S E T H:

          WHEREAS, Employer and Executive are parties to that certain Employment Agreement dated as of December 31, 1997 (the "Employment Agreement"); and

          WHEREAS, Employer and Executive desire to amend the Employment Agreement;

          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. AMENDMENTS. Effective for all purposes (except as set forth in paragraphs (c) and (f) below) as of July 19, 1999, the Employment Agreement is amended as follows:

          (a) Each reference therein to "President" shall be deleted and "Vice Chairman" substituted therefor.

          (b) The second sentence of paragraph 2 is amended to delete the reference at the end thereof to "the Chairman of the Board" and replace it with the phrase "the Board and the chief executive officers of Employer, as applicable".

          (c) A new sentence is hereby inserted in paragraph 2 between the second and third sentences of that Section, which shall read as follows:

               "Without limiting the foregoing from and after January 1, 2000, as part of his duties Executive shall (a) work to enhance Employer's business relationship with American Express, including, without limitation: evaluating Employer's existing operations relating to, and services performed for, American Express; seeking to increase the amount of business Employer conducts with American Express; developing new products and services that Employer could offer to American Express; and evaluating strategic opportunities for enhancing the relationship between Employer and American Express; and (b) provide advice, assistance and support to Employer regarding strategy, product development, sales and other matters for Employer, including, without limitation, with respect to Employer's internet/technology initiatives and health care industry business units." (d) A new sentence is hereby inserted at the end of paragraph 2, which shall read as follows:

               "Executive shall be located in Miami, Florida; provided, however, that Executive shall spend at least one week per month (or such longer time as is determined to be necessary for the performance of Executive's obligations hereunder) at Employer's corporate offices in Atlanta, Georgia." (e) The first word of paragraph 4(a) shall be deleted and the following substituted therefor. "For years prior to 1998, after".

          (f) The last two sentences of paragraph 4(a) shall be deleted in their entirety and the following substituted therefor:

               "From and after January 1, 2000, Executive's bonus will consist of two components. The first component shall be based on Executive's success in increasing Employer's revenues related to its business relationship with American Express ("American Express Revenue"). In satisfaction of such component, Employer shall pay Executive bonus monthly beginning February 2000 based upon Net Revenue (defined below) for the prior month (to the extent such number is a positive number) in the following amounts: 1% of each dollar of Net Revenue in the event Net Revenue is less than or equal to $200,000, 2.5% of each dollar of Net Revenue in the event Net Revenue is between $200,001 and $399,000 and 6% of each dollar of Net Revenue in the event Net Revenue is greater than $400,000. Attached hereto as Annex I is a schedule of American Express Revenue for 1999; all calculations of American Express Revenue shall be made in accordance with such annex. The second component shall be based on the Board's evaluation of Executive's contribution to Employer's strategic development and progress in the areas which have been Executive's focus. At the beginning of each year, Executive shall prepare in good faith and submit to the Board of Directors a statement of goals ("Executive Goals") for the forthcoming year other than with respect to American Express. Following the end of such year, Executive shall prepare in good faith and review with the Board of Directors a "self-appraisal" of such Executive's performance (other than with respect to American Express) during such year ("Executive Appraisal"). The amount of the second component of the bonus for any year shall be set by the Board of Directors based upon such Executive Goals and Executive Appraisal for such year. The second component of Executive's bonus shall be paid at times consistent with the times when bonuses are paid to other executives of Employer."

          (g) Paragraph 4(c) shall be amended and restated in its entirety as follows:

               "(c) In the event Executive's employment is terminated by reason of Cause (as herein defined) or the Executive's resignation, no bonus (whether in respect of the first component or the second component) for the calendar month (in the case of the first component) or calendar year (in the case of the second component) in which such termination or resignation occurs shall be payable to Executive. If Executive's employment terminates for any other reason (including expiration of this Agreement), Executive's bonus for the month (in the case of the first component) or year (in the case of the second component) in which termination occurs shall be payable, but shall be prorated based upon the number of days in such month (in the case of the first component) or year (in the case of the second component) that Executive was employed by Employer. Thereafter, no bonus (whether in respect of the first component or the second component) shall be paid to Executive."

          (h) The following new paragraph (d) shall be added to the end of paragraph 4:

               "(d) For the purposes of this Agreement: (i) "Average Revenue" shall mean, with respect to a calculation made in any calendar year, an amount equal to (A) the revenues received during the prior calendar year attributable to American Express divided by
               (B) 12;(ii) "Additional Revenue" shall mean for any month, the amount (if any) by which the American Express Revenue for such month exceeds the Average Revenue; (iii) "Deficit Amount" shall mean for any month, the amount (if any) by which the Average Revenue exceeds the American Express Revenue for such month (provided that for all periods prior to January 1, 2000, the Deficit Amount shall be deemed to be zero); and (iv) "Net Revenue" shall mean, for any month, the Additional Revenue for such month minus the aggregate Deficit Amount for each prior month that has not been applied to reduce Additional Revenue and/or Net Additional Revenue for such month."1

     (i) The second sentence of paragraph 7(b) shall be amended by adding after the words "In the event of any such termination," the following:
          "including, without limitation, a termination upon non-renewal by Employer pursuant to Section 1 hereof,".

     (j)  The last sentence of paragraph 7(b) shall be deleted in its entirety.

Section 2. LIMITED EFFECT. Except as expressly amended hereby, all of the provisions of the Employment Agreement shall continue to be, and shall remain, in full force and effect in accordance with their terms. The parties agree that the execution and effectiveness of this Amendment shall not constitute a termination of employment of Executive. From and after the date hereof, each reference in the Employment Agreement to "this Agreement", "hereunder", "herein" or words of like import shall mean and be a reference to the Employment Agreement as affected and amended hereby.

Section 3. GOVERNING LAW. THIS AMENDMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 4. SECTION TITLES. Section titles contained in this Amendment are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

Section  5.  COUNTERPARTS.  This  Amendment  may be  executed  in any  number of
separate   counterparts,   each  of  which  shall  collectively  and  separately
constitute one agreement.

Section 6. EXPENSES. Employer shall pay, in an amount not to exceed $10,000, the reasonable fees and expenses of counsel to Executive incurred in connection with the preparation, negotiation and execution of this Amendment.

                  IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.


                                    NATIONWIDE CREDIT, INC.



                                    By:
                                        Name:
                                        Title:






                                    Jerry Kaufman




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1 The following are examples of  calculations  of  Additional  Revenue,  Deficit
Amount and Net Revenue. Each assumes that American Express Revenue for 1999 is $240 and that, therefore, the Average Revenue for 2000 is $20.

Example 1: American Express Revenue is $19 for January 2000. The Net Revenue for January would equal -$1 (i.e., American Express Revenue for January ($19) less Additional Revenue ($0) less the accrued Deficit Amount ($0)). Executive would not be eligible to receive any bonus with respect to January and a Deficit Amount of $1 would be carried over and applied against future Additional Revenue and/or Net Revenue.

American Express Revenue for February 2000 is $25. The Net Revenue for February would equal $4 (i.e., the American Express Revenue for February ($25) less the Average Revenue ($20) less the Deficit Amount carried over from January ($1)). Therefore, Executive would be eligible to receive a bonus with respect to such $4 of Net Revenue.

Example 2: American Express Revenue is $26 for January 2000. The Net Revenue for January would be $6 (i.e., the American Express Revenue for January ($26) less the Average Revenue ($20) less the Deficit Amount ($0)) and Executive would be eligible to receive a bonus on such amount.

American Express Revenue is $15 for February 2000. The Net Revenue for February would be -$5 (i.e., the American Express Revenue for February ($15) less the Average Revenue ($20) less the Deficit Amount ($0)). Executive would not be eligible to receive any bonus with respect to February and a Deficit Amount of $5 would be carried forward and applied against future Additional Revenue and/or Net Revenue to reduce the amount eligible for bonus to Executive.

American Express Revenue is $22 for March 2000. The Net Revenue for such period would equal -$3 (i.e. American Express Revenue for March ($22) less Average Revenue ($20) less the Deficit Amount ($5)). Therefore, Executive would not be eligible to receive any bonus with respect to March and a Deficit Amount of $3 would be carried over and applied against future Additional Revenue and/or Net Revenue.